                                                                  Exhibit (a)(1)

                             SMARTDISK CORPORATION

                 OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
       AN EXERCISE PRICE OF $19.00 PER SHARE OR GREATER FOR NEW OPTIONS

         =============================================================

         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN
            TIME, ON OCTOBER 5, 2001, UNLESS THE OFFER IS EXTENDED.

         =============================================================

     SmartDisk Corporation is offering officers and other employees the opportunity to exchange certain outstanding stock options having an exercise price of $19.00 per share or greater (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). Also, if you wish to accept this offer, you must return all of your eligible options. No partial returns will be accepted.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     Which Options are Eligible Options? All options having an exercise price of
     ----------------------------------
$19.00 per share or greater that are currently outstanding under our Second Amended and Restated 1999 Incentive Compensation Plan (the "option plan") are eligible options.

     Who Can Participate in the Exchange? You can participate in this exchange
     -----------------------------------
if you were and are an officer or other employee of SmartDisk or one of our subsidiaries on July 1, 2001 and the date this offer expires, unless you have otherwise been notified prior to the date hereof that your employment is to be terminated.

     How Many Options Will I Receive? The exact number of shares for which the
     -------------------------------
new options are exercisable will be set forth in your Election Form.

     What is the Exercise Price of the New Options? Each new option will have an
     ---------------------------------------------
exercise price equal to $3.12, which is the average closing price for the common stock as reported by the Nasdaq National Market for the month of June 2001.

     What is the Vesting Period and Term of the New Options? Each new option
     ------------------------------------------------------
will vest over a three-year period beginning July 1, 2001. The first vest date will be October 1, 2001, when 1/12 (8.33%) of each new option will become vested and exercisable. An additional 1/12th of each new option will vest and become exercisable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2002. On July 1, 2004, the new options will be fully vested. Each new option will have a term that expires on July 1, 2011.

     What does the Company Recommend that I Do? Although the Compensation
     -----------------------------------------
Committee of our Board of Directors has approved this offer, neither we nor the Compensation Committee makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender eligible options for exchange.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SMDK." On September 6, 2001, the closing price of our common stock on the Nasdaq National Market was $2.63 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Bonnie Williams, our Director of Human Resources, at (941) 436-2503 or Bonnie.Williams@SmartDisk.com.

                                   IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Ms. Williams before 5 p.m., Eastern Time, on October 5, 2001. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept this offer.

     We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options for exchange pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this Offer to Exchange, the enclosed Cover Letter and attached Summary of Terms. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

     This Offer to Exchange has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY TERM SHEET............................................................................................   5
THE OFFER.....................................................................................................   9
   1.   Eligibility; Number of Options; Expiration Date.......................................................   9
   2.   Purpose of the Offer..................................................................................   9
   3.   Procedures............................................................................................  10
   4.   Change in Election....................................................................................  11
   5.   Acceptance of Options for Exchange and Cancellation and Issuance of New Options.......................  11
   6.   Conditions of the Offer...............................................................................  11
   7.   Price Range of Common Stock...........................................................................  13
   8.   Source and Amount of Consideration; Terms of New Options..............................................  13
   9.   Information about SmartDisk Corporation...............................................................  15
   10.    Interests of Directors and Officers; Transactions and Arrangements About the Options................  15
   11.    Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.................  15
   12.    Legal Matters; Regulatory Approvals.................................................................  16
   13.    Material U.S. Federal Income Tax Consequences.......................................................  16
   14.    Extension of Offer; Termination; Amendment..........................................................  17
   15.    Fees and Expenses...................................................................................  17
   16.    Additional Information..............................................................................  17
   17.    Forward Looking Statements; Miscellaneous...........................................................  18
SCHEDULE A  Information About the Directors and Executive Officers of SmartDisk Corporation..........,........  20

                     [This page intentionally left blank]

                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options having an exercise price of $19.00 per share or greater that are outstanding under our Second Amended and Restated 1999 Incentive Compensation Plan, other than options held by individuals who were not employees of SmartDisk or one of our subsidiaries on July 1, 2001 and the date this Offer to Exchange expires and options held by employees who have been notified prior to the date hereof that their employment is to be terminated. The new options will be granted under the same plan. (See Section 1)

Q2.  WHY ARE WE MAKING THE OFFER?

     We are committed to the concept of employees as owners, and in light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program. (See Section 2)

Q3.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must have been an officer or other employee of SmartDisk or one of our subsidiaries on July 1, 2001 and the date the offer expires in order to receive new options under the offer. If you are not an officer or other employee of SmartDisk or one of our subsidiaries on each of those dates or have been notified prior to the date hereof that your employment is to be terminated, you will not be eligible to accept this offer. (See Section 1)

Q5.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

     The exact number of shares for which the new options are exercisable will be set forth in your Election Form.

Q6.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will have a grant date of July 1, 2001. We expect the new option agreements to be available within six to eight weeks after the expiration of this offer. (See Section 5)

Q7.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The new options will have an exercise price equal to $3.12, which is the average closing price for SmartDisk common stock as reported by the Nasdaq National Market for the month of June 2001. The exercise price of any option you return must be $19.00 per share or greater. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (See Section 8)

Q8.  WHEN WILL THE NEW OPTIONS VEST?

     Each new option will vest over a three-year period beginning July 1, 2001. The first vest date will be October 1, 2001, when 1/12 (8.33%) of each new option will become vested and exercisable. An additional 1/12th of each new option will vest and become exercisable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2002. On July 1, 2004, the new options will be fully vested. Each new option will have a term that expires on July 1, 2011. Even if the options you exchange are partially or fully vested, the new options you receive will not be vested and will be subject to a new three-year vesting period.

     For example, if we grant a new option for 3,000 shares of common stock to you:

     .    Your right to purchase 250 shares will vest on October 1, 2001; and

     . Your right to purchase 250 shares will vest quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2002, and the new option will become fully vested as of July 1, 2004. (See Section 8)

Q9.  WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire at 11:59 p.m., Eastern Time, on July 1, 2011. (See Section 1)

Q10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS
     THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent your eligible options vested before October 1, 2001. The new options you receive will not be fully vested, even if the options you exchange are fully or partially vested. The first vest date will be October 1, 2001, when 1/12 (8.33%) of each new option will become vested and exercisable. An additional 1/12th of each new option will vest and become exercisable quarterly on January 1, April 1, July 1, and October 1 of each year, beginning on January 1, 2002. (See Section 8)

Q11. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you have more than one eligible option, then you must exchange all of these option grants. For example, if you have three option grants at different exercise prices ($15, $25 and $35, respectively), and you accept the offer, you must exchange the $25 and $35 options. You will not be able to return the $15 option. (See Section 1)

Q12. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (See Section 13)

Q13. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON SMARTDISK?

     As a result of our decision to extend this offer to our employees, all new options and all eligible options that are not exchanged and cancelled, will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in our stock price as compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled. We will have to continue this variable accounting with respect to these options until the options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the non-cash compensation expense we will record. Although we are required to record this compensation expense, it in no way affects your compensation or income for tax purposes. (See Section 11)

Q14. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     The offer expires on October 5, 2001, at 5 p.m., Eastern Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9 a.m., Eastern Time, on October 5, 2001. (See
Section 14)

Q15. WHAT DO I NEED TO DO?

     Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Bonnie Williams, our Director of Human Resources, before 5 p.m., Eastern Time, on October 5, 2001. If you have questions about delivery, you may contact her at (941) 436-2503 or Bonnie.Williams@SmartDisk.com. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form via facsimile to (941) 436-2512 or hand delivery. Delivery by email will not be accepted.

     If we extend the offer beyond October 5, 2001, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

     If you cannot deliver your Election Form to Ms. Williams, then you should contact her at (941) 436-2503 or Bonnie.Williams@SmartDisk.com.

Q16. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 5 p.m., Eastern Time, on October 5, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Bonnie Williams before the offer expires. You may change your election more than once. (See Section 4)

Q17. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options.

Q18. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although the Compensation Committee of our Board of Directors has approved this offer, neither we nor the Compensation Committee makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender eligible options for exchange. The Compensation Committee recognizes that the decision to accept this offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q19. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Bonnie Williams, our Director of Human Resources, at:

                              SmartDisk Corporation
                              3506 Mercantile Avenue
                              Naples, Florida 34104
                              Telephone: (941) 436-2503
                              Bonnie.Williams@SmartDisk.com

                                   THE OFFER

1.   Eligibility; Number of Options; Expiration Date.

     We are offering to exchange new options to purchase our common stock in return for all eligible options. Eligible options are all outstanding options issued under our Second Amended and Restated 1999 Incentive Compensation Plan (the "option plan") that have an exercise price of $19.00 per share or greater. In addition, this offer does not include the class of options held by option holders who have not been employees of SmartDisk or one of our subsidiaries on July 1, 2001 and the date the offer expires or any options held by employees that have been notified prior to the date hereof that their employment is to be terminated.

     If you accept the offer, you must return all of your options having an exercise price of $19.00 per share or greater. We will not accept partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     The minimum option grant will be for 100 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. We will not issue any options exercisable for fractional shares, and will round up all fractional shares. All new options will be issued under the option plan, and a new option agreement between you and us.

     The term "expiration date" means 5 p.m., Eastern Time, on October 5, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish a notice:

     . we increase or decrease what we will give you in exchange for your options; or

     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.   Purpose of the Offer.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     . purchase or sale of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     .    any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plan or other outstanding stock options; or

     . change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     Although the Compensation Committee of our Board of Directors has approved this offer, neither we nor the Compensation Committee makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender eligible options for exchange. The Compensation Committee recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.   Procedures.

     Making Your Election. To make your election to accept or reject this offer,
     --------------------
you must make your election, sign and deliver the Election Form and any other required documents to Bonnie Williams, our Director of Human Resources, before the expiration date. We will only accept a paper copy of your Election Form via facsimile to (941) 436-2512 or hand delivery. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects. We will determine, in our discretion, all
------------------------------------
questions as to the number of shares subject to eligible options, or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your
     ---------------------------------------
options and you return your eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     The method by which you deliver any required documents is at your option and risk, and delivery will be deemed made only when actually received by Ms. Williams. You should allow sufficient time to ensure timely delivery. It is your responsibility to ensure that any required documents that you deliver have been received by Ms. Williams.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

4.   Change in Election.

     You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options. We will only accept a paper copy of your change of election. Delivery by e-mail will not be accepted.

     The method by which you deliver any required documents is at your option and risk, and delivery will be deemed made only when actually received by Ms. Williams. You should allow sufficient time to ensure timely delivery. It is your responsibility to ensure that any required documents that you deliver have been received by Ms. Williams.

     You may change your election at any time before 5 p.m., Eastern Time, on October 5, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

     To change your election, you must deliver a change of election form to Bonnie Williams, our Director of Human Resources, before the offer expires. The change of election form must be signed by you, have your name and must clearly indicate whether you elect to accept or reject the offer.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

5. Acceptance of Options for Exchange and Cancellation and Issuance of New Options.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange, and cancel all options properly returned and not validly withdrawn before the expiration date. Within six to eight weeks after expiration of this offer, your new option agreement will be available. The new options will have a grant date of July 1, 2001.

     Your new options will entitle you to purchase the amount of SmartDisk common stock set forth on the Election Form. If you were not an officer or employee of SmartDisk or one of our subsidiaries on each of July 1, 2001 and the expiration date of this offer or have been notified prior to the date hereof of the termination of your employment, you will not be eligible to accept this offer.

     We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder.

6.   Conditions of the Offer.

     We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5)
under the Securities Exchange Act, if at any time on or after September 7, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

          (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation, or to issue new options for some or all of the exchanged eligible options;

          (c) materially impair the benefits we believe we will receive from the offer; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     .    there is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.   Price Range of Common Stock

     Our common stock is quoted on the Nasdaq National Market under the symbol "SMDK." The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the Nasdaq National Market.

                    Quarter ended                           High            Low
                    -------------                           ----            ---
Fiscal Year 2001
  Third Quarter (through September 6, 2001)...........       $ 4.18          $ 2.63
  Second Quarter......................................         4.70            2.05
  First Quarter.......................................         7.31            2.67

Fiscal Year 2000
  Fourth Quarter......................................        13.25            2.19
  Third Quarter.......................................        37.00           14.38
  Second Quarter......................................        36.50           16.38
  First Quarter.......................................        65.13           24.13

Fiscal Year 1999
  Fourth Quarter (beginning October 6, 1999)..........        55.19           23.44

     As of September 6, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.63 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.   Source and Amount of Consideration; Terms of New Options.

     Consideration.  The exact number of shares for which the new options are
     -------------
exercisable will be set forth in your Election Form.

     If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 502,300 shares of our common stock. In that case, the common stock issuable upon exercise of the new options will equal approximately 2.83% of the total shares of our common stock outstanding as of June 30, 2001.

     Terms of New Options. The new options will be issued under the option plan
     --------------------
and a new option agreement will be executed between each option holder who accepts the offer and SmartDisk. Except with respect to:

     .    the number of shares that may be purchased under the option,

     .    the exercise price,

     .    the date that vesting and exercisability begins,

     .    the vesting period,

     .    the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plan and the new option agreements is a summary, and is not complete. Complete information about the option plan and the new options is included in the option plan and the new option agreement between you and us. The form of the new option agreements has been filed with the SEC as an exhibit to the Schedule TO. Please contact Bonnie Williams, our Human Resources Director, at (941) 436-2503 or Bonnie.Williams@SmartDisk.com to request copies of the option plan or the form of the new option agreement. Copies will be provided promptly and at our expense.

     General.  As of June 30, 2001, the maximum number of shares of common stock
     -------
available for issuance in connection with options granted under the option plan, was 820,686 shares. No one person may receive options to purchase more than 500,000 shares under the option plan in any one fiscal year. The option plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code. The option plan permits us to grant nonqualified options which are options that do not qualify as incentive options. The new options will not qualify as incentive stock options.

     Administration. The option plan is administered by the Compensation
     --------------
Committee of our Board of Directors. The Compensation Committee members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Compensation Committee members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Compensation Committee at any time, subject to the requirements of Rule 16b-3.

     Term. The term of each option granted under the plan is fixed by the
     ----
Compensation Committee at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., Eastern Time, on July 1, 2011.

     Termination. The Compensation Committee has the authority to determine the
     -----------
period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement otherwise provides, the new options will terminate following termination of your employment.

     Exercise Price. The new options will have an exercise price equal to $3.12,
     --------------
which is the average closing price for the common stock as reported by the Nasdaq National Market for the month of June 2001.

     Vesting and Exercise.  The Compensation Committee has the authority to
     --------------------
determine the time or times at which options granted under the plans may be exercised. The Compensation Committee may also accelerate the exercisability of options. Each new option will first vest and become exercisable on October 1, 2001 to the extent of 1/12 (8.33%) of the shares subject to the new option and will thereafter become exercisable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2002, to the extent of 1/12 of the number of shares subject to the new option.

     Tax Consequences.  You should refer to Section 13 for a discussion of the
     ----------------
U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     Registration of Option Shares. All shares of common stock issuable upon
     -----------------------------
exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of SmartDisk, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.   Information about SmartDisk Corporation

     We design, develop, manufacture and market a range of consumer electronic products and software solutions that are enabling the digital age and simplifying the digital lifestyle. Our products help users transfer, store, manage and share digital music, video, pictures and data. Our digital connectivity products enable the easy and convenient sharing of information stored on flash media cards between digital appliances and PCs. Our personal storage products and related software are designed to provide an easy way to store, organize and retrieve digital data on portable, high-speed, high-capacity disk drives. Our innovative software will offer consumers the ability to create multimedia CDs that combine their digital music, videos and pictures and then share them with or without using a PC.

     Our executive offices are located at 3506 Mercantile Avenue, Naples, Florida 34104, and our telephone number is (941) 436-2500. Our home page can be located on the World Wide Web at http://www.smartdisk.com. The contents of our website are not part of this Offer to Exchange or the related Tender Offer Statement on Schedule TO.

10. Interests of Directors and Officers; Transactions and Arrangements About the Options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 30, 2001, our executive officers and non-
            ----------
employee directors (15 persons) as a group held options outstanding under the option plan to purchase a total of 1,134,000 shares of our common stock. This represented approximately 38.56% of the shares subject to all options outstanding under the option plan as of that date. Of the options held by these persons under the option plan, options to purchase a total of 202,000 shares of common stock are eligible options. Our eligible executive officers have informed us that they intend to participate in the offer and exchange their eligible options.

     Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer to Exchange.

11. Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

     Eligible options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the offer because:

     . we will grant new options within six months and a day of the date we accept and cancel eligible options returned to us;

     . the exercise price of the new options will be less than the exercise price of the eligible options returned to us on the date we grant the new options and will be closer to the current market price of our common stock; and

     . making the offer will cause any eligible options which are not returned and cancelled to be treated for financial reporting purposes as a variable award.

     As a result of our decision to extend this offer to our employees, all new options, as well as any eligible options that are not returned under this offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock as compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the non-cash compensation expense.

12.  Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 6.

13.  Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. All of the eligible stock options are nonqualified; none are incentive stock options.

     If you exchange outstanding stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under
     -------------------------------------------------------------
current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14.  Extension of Offer; Termination; Amendment.

     We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     . we increase or decrease what we will give you in exchange for your options; or

     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender eligible options under this Offer to Exchange.

16.  Additional Information.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

          (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, including the information incorporated by reference in the Form 10-K from the definitive Proxy Statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 30, 2001;

          (b) our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2001 and June 30, 2001, filed with the SEC on May 14, 2001 and August 14, 2001; and

          (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 7, 1999, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-27257. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.           7 World Trade Center            500 West Madison Street
               Room 1024                      Suite 1300                        Suite 1400
        Washington, D.C. 20549         New York, New York 10048          Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SMDK," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                             SmartDisk Corporation
                           Attn: Investor Relations
                            3506 Mercantile Avenue
                             Naples, Florida 34104

or by telephoning us at (941) 436-2500 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about SmartDisk should be read together with the information contained in the documents to which we have referred you.

17.  Forward Looking Statements; Miscellaneous.

     In addition to historical information, this Offer to Exchange and the documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Terminology such as "may," "will," "intend," "expect," "plan," "anticipate," "estimate," "believe," "continue," "predict," or other similar words identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this Offer to Exchange and the documents incorporated herein by reference and include statements regarding management's intent, belief or current expectation about, among other things, the following: our anticipated growth strategies, including trends in revenues, costs, gross margins and profitability; our intention to develop, market and introduce new products; anticipated growth of digital appliances and technology industries; anticipated trends in our businesses, including trends in the demand for personal storage and digital appliances and, therefore, demand for our products; expectations of consumer preferences and desires; future projections of our financial performance, future expenditures for capital projects and research and development; the emergence of certain competing technologies; potential uses for and applications of our products; and our ability to continue to control costs and maintain quality. Although our management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those in such forward- looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements included in this document and the documents incorporated herein by reference, which are based on information available to us on the date hereof. We make no commitment to update or revise any such forward- looking statements or to disclose any facts, events, or circumstances after the date hereof that any affect the accuracy of any forward-looking statement. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That May Affect Future Results of Operations" and in other documents that we file from time to time with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     The Compensation Committee of our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from SmartDisk is limited to this document and the enclosed Cover Letter and attached Summary of Terms.

                      SmartDisk Corporation        September 7, 2001

                                  SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF SMARTDISK CORPORATION

     The directors and executive officers of SmartDisk Corporation and their positions and offices as of August 31, 2001, are set forth in the following table:

                    Name                        Age                              Position
---------------------------------------------   ---    ----------------------------------------------------------
Addison M. Fischer..........................     52    Chairman of the Board of Directors

Michael S. Battaglia........................     56    President, Chief Executive Officer and Director

Rod H. King.................................     42    Senior Vice President, Sales and Marketing

Douglas R. Kraul............................     45    Chief Technology Officer

Michael R. Mattingly........................     52    Chief Financial Officer

Daniel E. Reed..............................     33    Vice President, Corporate Development and Legal
                                                        Affairs

Quresh Sachee*..............................     38    Senior Vice President and General Manager, Personal
                                                        Storage Systems

Yoshiaki Uchida.............................     58    Senior Vice President and General Manager, Asian
                                                        Operations

D. James Bidzos.............................     46    Director

Anthony A. Ibarguen.........................     40    Director

Emmanuel A. Kampouris.......................     66    Director

Kiyoshi Kobayashi...........................     45    Director

Timothy Tomlinson...........................     51    Director

Hatim Tyabji................................     56    Director

     The address of each director and executive officer is:

                           c/o SmartDisk Corporation
                           Attn: Investor Relations
                            3506 Mercantile Avenue
                             Naples, Florida 34104


* Mr. Sachee has given notice of his resignation following the closing of our facility in Acton, Massachusetts.

================================================================================

                               OFFER TO EXCHANGE
                            OUTSTANDING OPTIONS TO
                       PURCHASE COMMON STOCK, PAR VALUE
                      $.001 PER SHARE, HAVING AN EXERCISE
                     PRICE OF $19.00 PER SHARE OR GREATER
                                      OF
                             SMARTDISK CORPORATION

                              ___________________

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to our Director of Human Resources, Bonnie Williams at SmartDisk Corporation, 3506 Mercantile Avenue, Naples, Florida 34104, telephone (941) 436-2500 or at
Bonnie.Williams@SmartDisk.com.

                              ___________________

                                September 7, 2001


================================================================================